EXHIBIT 99

For Immediate Release

Contact: James R. Moore
                  Urstadt Biddle Properties Inc.
                  (203) 863-8200


                         URSTADT BIDDLE PROPERTIES INC.
                   ANNOUNCES PROPOSED PRIVATE OFFERING OF NEW
                   SERIES C SENIOR CUMULATIVE PREFERRED STOCK

GREENWICH, CONNECTICUT, April 28, 2003 ...Urstadt Biddle Properties Inc. (NYSE:
UBPA and UBP) today announced that it is proposing to offer, subject to market and other conditions, up to $40 million of a new Series C Senior Cumulative Preferred Stock in a private offering.

The net proceeds of the offering would be used to acquire income producing properties consistent with the Company's current business strategy and to fund renovations on, or capital improvements to or pay leasing costs in connection with, the Company's existing properties, including tenant improvements. Pending such use of the net proceeds, the Company would use the net proceeds to make investments in short-term income-producing securities.

The shares of preferred stock have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The proposed offering is being structured to allow secondary market trading under Rule 144A under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.